Exhibit 99.3

SUBJECT: Exciting News …

Dear Team:

I am very excited to announce that we have entered into a merger of equals (MOE) agreement with Union Center National Bank, a $1.6Billion top-performing community bank in New Jersey.

This merger is an important and strategic milestone for us. It will significantly strengthen our lending ability as well as expand our scale and footprint. Together, we will become a powerful $3.0 billion business, even better positioned to give our clients access to the financial resources needed to be successful along with the highest level of service. Our progressive investments in technology coupled with a larger presence in the marketplace and increased scale will position us to better serve all of the markets in which we operate. Like ConnectOne, Union Center understands the meaning of community banking and has demonstrated a solid commitment to meeting their clients’ needs. The possibilities ahead and opportunities for every one of us are equally powerful.

I am extremely proud that the combined institution will retain the ConnectOne Bank name, branding and outstanding reputation we have worked so hard to build. We will leverage the talents and strengths of both organizations. Anthony Weagley, Union Center’s current CEO will join us as Chief Operating Officer, Bill Burns will continue as Chief Financial Officer and Elizabeth Magennis will continue as Chief Lending Officer.

I’m honored to be leading this amazing team as the Chairman, Chief Executive Officer and President of this expanded and even more dynamic ConnectOne Bank. When we opened our doors nine years ago, we set out to be “a better place to be” – better in the way we interact with customers, operate in our communities and invest in the future. We’ve defined the standard for community banking. This merger is testament to how you raise that bar every single day.

We are working toward a close sometime in the third quarter, once we obtain the necessary approvals. I will keep everyone updated on new developments and timing. We should all be excited about moving forward with a partner that shares our focus on driving continued, meaningful growth and delivering the world-class customer service that has become a hallmark of ConnectOne Bank.

Attached is a document with Questions and Answers to help you respond to client inquiries. We will have a company-wide call later this afternoon so that I further discuss the merger an answer any questions you may have.

Frank Sorrentino III

Chairman/CEO